Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, November 21, 2013	Rich Sheffer (952) 887-3753

DONALDSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS (November 21, 2013) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2014 first quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended October 31
	2013	2012	Change
Net sales	$599	$589	2%
Operating income	92	74	25%
Net earnings	62	54	14%
Diluted EPS	$0.41	$0.36	14%

“We had a good start to our new fiscal year as we delivered record operating results on a modest sales increase in our first quarter,” said Bill Cook, Donaldson’s CEO. “We believe that many of our first-fit equipment end markets have stabilized, while demand for our replacement filters continues to grow. Our Engine Products’ sales increased 7 percent in local currency from last year, driven by our Engine Aftermarket and Aerospace and Defense businesses, which were up 9 and 20 percent, respectively. Our Industrial Products’ sales decreased 4 percent in local currency. Consistent with our earlier guidance, Gas Turbine shipments decreased 27 percent but were partially offset by our Industrial Filtration Solutions and Special Applications businesses, which were up 2 and 5 percent, respectively. Geographically, excluding our Gas Turbine sales, our Company’s local currency sales growth was widespread across all of our major regions.”

“Both our operating income of $92 million and operating margin of 15.3 percent were first quarter records. Over the last year, we have worked to align our manufacturing and operating expenses with current Customer demand while generating savings from our ongoing Continuous Improvement initiatives.”

“Our updated outlook for FY14 is consistent with our original outlook from August. Overall, we are expecting our full year sales to increase between $25 and $100 million in FY14. We will maintain our focus on operational excellence through our Continuous Improvement initiatives. We continue to invest in our Strategic Business Systems project. The combination of our sales and operational performance should deliver FY14 EPS of between $1.65 and $1.85 per share.”

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Donaldson Company, Inc.
November 21, 2013

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $6.8 million, or 1.2 percent, during the first quarter. The impact of foreign currency translation decreased reported net earnings by $0.5 million, or 0.8 percent.

Restructuring expenses in the quarter were $1.7 million of which $0.6 million was included in gross margin, $0.2 million in operating expense, and $0.9 million in other expense. These expenses were primarily related to two initiatives: a facility downsizing and a facility sale – both in Germany.

Gross margin was 35.8 percent, compared to 33.7 percent in last year’s first quarter. The year-over-year increase is primarily attributable to improved fixed cost absorption due to an increase in our production volumes and the positive mix impacts from higher aftermarket sales. We also benefitted from our ongoing Continuous Improvement initiatives.

Operating expenses for the quarter were $122.6 million, down 1.7 percent from last year’s $124.8 million. As a percent of sales, operating expenses were 20.5 percent compared to last year’s 21.2 percent. Our ongoing cost containment actions and operating leverage offset higher expenses from incentive compensation and our Strategic Business Systems project.

Our effective tax rate for the quarter was 32.2 percent, compared to a prior year rate of 29.4 percent. The current quarter included $2.1 million of tax expense primarily related to an intercompany dividend.

As part of our ongoing share repurchase program we repurchased 339,000 shares, or 0.2 percent of our diluted outstanding shares, for $12.1 million during the quarter.

FY14 Outlook

•	We project our Company’s sales to be between $2.45 and $2.55 billion, or an increase of 1 to 5 percent. Our forecast is based on the Euro at US$1.36 and 98 Yen to the US$.

•

Our full-year operating margin forecast is 14.2 to 15.0 percent. Included in this forecast is approximately $30 million in operating expense increases for both incentive compensation and our Strategic Business Systems project.

•	Our FY14 tax rate is anticipated to be between 29 and 31 percent.

•	We forecast our full year FY14 EPS to be between $1.65 and $1.85.

•	Cash generated by operating activities is projected to be between $320 and $350 million. Our capital spending is estimated to be approximately $90 million.

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Donaldson Company, Inc.
November 21, 2013

Engine Products: We forecast FY14 sales to increase 3 to 9 percent, including the impact of foreign currency.

•

Our On-Road OEM Customers are planning to build more heavy- and medium-duty trucks in FY14. Demand from our Off-Road OEM Customers is anticipated to be mixed: build rates of agriculture equipment are forecasted to remain steady, build rates of construction equipment are expected to slowly improve in North America and Europe but remain soft in Asia, and the build rates of new mining equipment are expected to remain at current low levels.

•

We are anticipating improving growth for our Engine Aftermarket business. Utilization rates for off-road equipment and on-road heavy truck fleets in the field are expected to improve. We should also benefit from our continued expansion into emerging economies, the increasing number of first-fit systems installed in the field with our innovative proprietary filters, and through expansion of our product portfolio.

•

We forecast steady sales for our Aerospace and Defense business compared to last year as the continued slowdown in U.S. military activity should be offset by growth from our commercial aerospace sales.

Industrial Products: We forecast sales to be consistent with FY13, including the impact of foreign currency.

•

Our Industrial Filtration Solutions’ sales are projected to increase 5 to 11 percent. We assume general manufacturing activity and investments will increase moderately in the Americas and Asia, while activity in Europe has stabilized with a gradual improvement expected during the second half of our fiscal year.

•	We anticipate our Gas Turbine sales will decrease 18 to 24 percent from our record sales in FY13 due to the slowdown in large turbine power generation projects by our Customers this year.

•	Special Applications’ sales are forecasted to increase 3 to 9 percent due to improved market demand for our semiconductor and venting products.

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Donaldson Company, Inc.
November 21, 2013

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,400 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing global economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, failure or breach of information technology and trade secret security, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and all of the other risk factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
November 21, 2013

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31
	2013	2012
Net sales	$599,384	$588,947

Cost of sales	384,990	390,654

Gross profit	214,394	198,293

Operating expenses	122,647	124,756

Operating income	91,747	73,537

Other income, net	(1,654)	(5,812)

Interest expense	2,614	2,671

Earnings before income taxes	90,787	76,678

Income taxes	29,195	22,565

Net earnings	$61,592	$54,113

Weighted average shares Outstanding	147,323,138	149,149,429

Diluted shares outstanding	149,360,875	151,524,125

Net earnings per share	$0.42	$0.36

Net earnings per share assuming dilution	$0.41	$0.36

Dividends paid per share	$0.130	$0.090

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Donaldson Company, Inc.
November 21, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	October 31 2013	July 31 2013
ASSETS

Cash, cash equivalents, and short-term investments	$383,429	$323,888
Accounts receivable, net	420,883	430,766
Inventories, net	242,918	234,820
Prepaids and other current assets	73,696	66,188

Total current assets	1,120,926	1,055,662

Other assets and deferred taxes	271,328	268,614
Property, plant, and equipment, net	427,671	419,280

Total assets	$1,819,925	$1,743,556

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$182,555	$186,460
Employee compensation and other liabilities	186,420	182,121
Short-term borrowings	5,084	9,190
Current maturity long-term debt	98,088	98,664

Total current liabilities	472,147	476,435

Long-term debt	102,500	102,774
Other long-term liabilities	81,934	79,160

Total liabilities	656,581	658,369

Equity	1,163,344	1,085,187

Total liabilities and equity	$1,819,925	$1,743,556

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Donaldson Company, Inc.
November 21, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31
	2013	2012
OPERATING ACTIVITIES

Net earnings	$61,592	$54,113
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,267	16,026
Changes in operating assets and liabilities	20,481	1,910
Tax benefit of equity plans	(3,408)	(5,527)
Stock compensation plan expense	1,936	1,476
Loss on sale of businesses	905	—
Other, net	1,146	(3,935)
Net cash provided by operating activities	98,919	64,063

INVESTING ACTIVITIES

Net expenditures on property and equipment	(20,530)	(21,404)
Net change in short-term investments	(33,402)	12,868
Net cash used in investing activities	(53,932)	(8,536)

FINANCING ACTIVITIES

Purchase of treasury stock	(12,132)	(50,731)
Net change in debt and short-term borrowings	(4,141)	(28,703)
Dividends paid	(19,000)	(13,292)
Tax benefit of equity plans	3,408	5,527
Exercise of stock options	7,460	5,576
Net cash used in financing activities	(24,405)	(81,623)

Effect of exchange rate changes on cash	2,810	5,077

Increase/(Decrease) in cash and cash equivalents	23,392	(21,019)

Cash and cash equivalents – beginning of year	224,138	225,789

Cash and cash equivalents – end of period	$247,530	$204,770

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Donaldson Company, Inc.
November 21, 2013

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2013:
Net sales	$389,116	$210,268	—	$599,384
Earnings before income taxes	62,073	31,143	(2,429)	90,787

3 Months Ended October 31, 2012:
Net sales	$370,660	$218,287	—	$588,947
Earnings before income taxes	47,424	32,562	(3,308)	76,678

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended
	October 31
	2013	2012
Engine Products segment:
Off-Road Products	$89,213	$90,997
On-Road Products	32,489	34,756
Aftermarket Products	238,872	221,293
Aerospace and Defense Products	28,542	23,614
Total Engine Products segment	$389,116	$370,660

Industrial Products segment:
Industrial Filtration Solutions Products	$131,431	$128,576
Gas Turbine Products	34,640	47,243
Special Applications Products	44,197	42,468
Total Industrial Products segment	$210,268	$218,287

Total Company	$599,384	$588,947

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Donaldson Company, Inc.
November 21, 2013

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31
	2013	2012

Net cash provided by operating activities	$98,919	$64,063
Net capital expenditures	(20,530)	(21,404)
Free cash flow	$78,389	$42,659

Net earnings	$61,592	$54,113
Income taxes	29,195	22,565
Interest expense, net	2,157	1,754
Depreciation and amortization	16,267	16,026
EBITDA	$109,211	$94,458

Prior year net sales	$588,947	$608,295
Change in net sales, excluding foreign currency translation	17,225	(2,489)
Foreign currency translation	(6,788)	(16,859)
Current year net sales	$599,384	$588,947

Prior year net earnings	$54,113	$68,553
Change in net earnings, excluding foreign currency translation	7,933	(13,119)
Foreign currency translation	(454)	(1,321)
Current year net earnings	$61,592	$54,113

Net earnings	$61,592	$54,113
Restructuring charges, net of tax	1,443	—
Net earnings, excluding special items	$63,035	$54,113

Net earnings per share assuming dilution	$0.41	$0.36
Restructuring charges per share, net of tax	0.01	—
Net earnings per share assuming dilution, excluding special items	$0.42	$0.36

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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